Exhibit 10.4

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Settlement Agreement”), dated as of January 19, 2024, is made by and between SharpLink Gaming Ltd. (“SharpLink”) and Alpha Capital Anstalt (“Alpha”). Each of SharpLink and Alpha are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Debenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Company has advised Alpha that it will engage in a transaction whereby substantially all of the Company’s assets will be sold (the “Sale”), which transaction would be a “fundamental transaction,” under the terms of the Debenture and the 2023 Warrants (as defined below);

WHEREAS, the Company issued an 8% Interest, 10% Original Issue Discount Senior Convertible Debenture due February 15, 2026 in the original amount of $4,400,000 to Alpha (the “Debenture”);

WHEREAS, pursuant to Section 8(a)(vi) of the Debenture, it is an event of default if the Company is party to a fundamental transaction or agrees to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions;

WHEREAS, the Company desires and Alpha has agreed, to waive (i) the event of default under Section 8(a)(vi) of the Debenture in connection with the Sale, and (ii) payment of the Mandatory Default Amount, on the terms provided herein, and the Parties are entering into this Settlement Agreement to settle the amounts that will be paid by SharpLink to Alpha under the Debenture;

WHEREAS, on February 15, 2023, the Company issued a warrant to Alpha to initially purchase 8,800,000 ordinary shares (pre-reverse stock split) of the Company (the “2023 Warrant”), which provides that in the event of a “fundamental transaction,” which includes a disposition of all or substantially all of its assets in one or a series of related transactions, the Company, at Alpha’s option, would repurchase the Warrant from Alpha on the terms set forth in Section 3(e)(ii) of the 2023 Warrant (the “Warrant Repurchase”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the Parties agree as follows:

1. Irrevocable Waiver of Event of Default and Full Satisfaction of the Debenture. Alpha has agreed to not deem the Sale an Event of Default, which would have triggered payment of the Mandatory Default Amount. The Parties hereby agreed that the Company shall pay 110% of the outstanding principal amount of the Debenture, plus accrued but unpaid interest, in the aggregate total amount of $4,484,230.13. Such sum is to be paid to Alpha by wire transfer of immediately available funds no later than two business days after consummation of the Sale (the “Debenture Repayment Amount”).

2. Cancellation of Debenture. Alpha agrees that it shall not convert any portion of the Debenture into shares of the Company, and that immediately upon payment in full of the Debenture Repayment Amount, all obligations for payments to be made under the Debenture shall have been satisfied. Upon payment of the Debenture Repayment Amount, the Company shall reflect that the Debenture has been paid in full in its books and records. Thereafter, Alpha shall have no further rights or remedies under the Debenture. Further, Alpha shall return the original Debenture to the Company to be marked as cancelled within two business days after the Debenture Repayment Amount is made.

3. 2023 Warrant Repurchase Right. Pursuant to Section 5(l) of the 2023 Warrant, Alpha hereby agrees that it shall waive its right to elect that, in connection with and at the closing of the Sale, the 2023 Warrant shall be repurchased by the Company as set forth in Section 3(e) of the 2023 Warrant. The Parties hereby agree that the Warrant Repurchase of for its Black Scholes Value shall take place upon the earlier to occur of a) June 30, 2024; b) the Company raising a gross amount of not less than $3,000,000 whether by equity or debt; and c) the Company entering into a “fundamental transaction” as defined in the 2023 Warrant. The Parties hereby agree to fix the Black Scholes Value of the Warrant Repurchase at $900,000.

4. Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Parties may reasonably request in order to carry out the intent and accomplish the purposes of this Settlement Agreement.

5. Governing Law. This Settlement Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York without regard to conflicts of law principles.

6. Counterparts. This Settlement Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties.

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IN WITNESS WHEREOF, each Party hereto has caused this Settlement Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SHARPLINK GAMING LTD.

By:	/s/ Rob Phythian
Name:	Rob Phythian
Title:	Chief Executive Officer

ALPHA CAPITAL ANSTALT

By:	/s/ Nicola Feuerstein
Name:	Nicola Feuerstein
Title:	Chief Executive Officer